Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

TSXV - DRK

   OTC BB - DRKOF

February 13, 2004

           Form 20-F File No.: 0-30072

DEREK ANNOUNCES PRIVATE PLACEMENTS

(Vancouver, B.C., February 13 2004) – Derek Oil & Gas Corporation (the “Company”) reports that the Company has agreed to several private placements for aggregate proceeds of up to CDN$2,250,000.00.  The placements consist of a maximum aggregate of 3,000,000 units at a price of $0.75 per unit.  Each unit consists of one common share and a one-half of a common share purchase warrant.  One full common share purchase warrant can be exercised for one additional share at a price of $.90 per share for up to two years after the date of closing.  Finders fees are payable on certain portions the placements.  The shares underlying these units will be subject to a four-month hold period.  These private placements and any applicable finders fees are subject to regulatory approval.

Documentation for the first tranche of this private placement has been filed with the TSX Venture Exchange.  The first tranche represents gross aggregate proceeds of CDN$546,750.00 representing 729,000 units in the private placement.

The funds received from these private placements will be used by the Company as general working capital and for the acquisition of new projects.

DEREK OIL & GAS CORPORATION

         _”Barry C.J. Ehrl”________

Barry C.J. Ehrl, President, C.E.O. & Director

For further information please contact Investor Relations: 1-888-756-0066 or (604) 331-1757

www.derekoilandgas.com.com

Corporate e-mail:  info@derekoilandgas.com

The TSX Venture Exchange has neither approved nor disapproved of the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.